EXHIBIT 10.26

ORAL AGREEMENT RE: CASH ADVANCES BY MICHAEL COHEN AND JOEL PENSLEY TO PROTEONOMIX, INC.

This document represents the terms and conditions of oral agreements relating to cash advances by Michael Cohen and Joel Pensley (individually a “Lender” and collectively the “Lenders”) to Proteonomix, Inc. (or under its former name National Stem Cell Holding, Inc.) (the “Company”).

From time to time a Lender will make cash advances or to pay bills of the Company (“Cash Advances”).

The Cash Advances will not bear interest and will not have a term by which they must be paid in order for the Company to avoid default i.e. there is no default provision.

The Lenders will keep accurate records of the dates and amounts of each Cash Advance and the method of payment of each Cash Advance, such as cash, check, wire etc.

The Cash Advances may be paid to the Company or may be paid directly to a creditor of the Company.

All Cash Advances must be preapproved by Michael Cohen, President of the Company

The Company may pay all or part of the Cash Advances to either Lender or both Lenders from time to time, in cash or in the Company’s common stock valued at “market” defined as the average closing price of the stock on the market or exchange on which the common stock trades for the ten trading days preceding payment of a Cash Advance.

The Cash Advances shall be listed as indebtedness to each Lender on the books and records of the Company.